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Exhibit (a)(1)(B)

ELECTION FORM

Evolving Systems, Inc.
9777 Mt. Pyramid Ct.
Englewood, CO 80112
Attn: Karen Heath

        I have received Evolving Systems, Inc.'s Offer to Exchange and Summary Term Sheet dated September 4, 2002 sent to employees holding options to purchase Common Stock of Evolving Systems, Inc. (the "Company" or "Evolving Systems"), granted under its Equity Compensation Plan. Defined terms not explicitly defined herein, but defined in the Offer to Exchange, shall have the same definitions as in the Offer to Exchange.

        Pursuant to the terms of the Offer, I elect to have one or more Eligible Option Grants held by me, as specified below, cancelled in exchange for a right to receive Replacement Options. I hereby agree that, unless I revoke my election before 12:00 midnight, U.S. Mountain Daylight Time, on October 2, 2002 (or a later expiration date if Evolving Systems extends the Offer), my election will be irrevocable, and if accepted by Evolving Systems, such surrendered Eligible Options will be cancelled in their entirety on October 2, 2002 (or a later expiration date if Evolving Systems extends the Offer). I understand that, subject to my continuous employment through the Replacement Option Grant Date, I will have the right to receive a Replacement Option to be granted on or after April 3, 2003.

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I hereby elect to cancel, upon the terms and conditions stated in the Offer, the following Eligible Option Grants:

Option Grant Date	Number of Shares to be Exchanged

        I understand that any options granted to me on or after March 4, 2002 will automatically be surrendered for cancellation under the Offer even if such options are not listed above. I acknowledge that I will have no right to exercise all or any part of the cancelled option(s) after the date of this election (unless I properly revoke this election), and that such options will be cancelled as of October 2, 2002 (or a later expiration date if Evolving Systems extends the Offer).

        I further acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Evolving Systems (except on an at will basis). I agree that Evolving Systems has made no representations or warranties to me regarding this Offer or the future pricing of Evolving Systems' stock, and that my participation in this Offer is at my own discretion.

        This Election Form may be delivered to Karen Heath at Evolving Systems' corporate headquarters in Englewood, Colorado, by hand delivery, interoffice mail, or by facsimile to (303) 802-1138. If you have questions regarding the process for returning this Election Form, please contact Karen Heath at kheath@evolving.com or at (303) 802-2594.

        WAIVER OF LIABILITY: I agree to release the Company, its employees, officers, directors and agents from all claims and liabilities for any costs, taxes, losses or damages that I may incur resulting from my election to participate in this Offer. I understand that the release I am making only applies to claims related to events or occurrences existing on or before my execution of this form, and I further understand that this release expressly excludes all claims based upon allegations of fraud, gross negligence, intentional wrongful acts, willful violations of the law and violations of federal or state securities laws by the Company. I understand that the term costs, as used in this waiver, includes any costs arising out of, or relating to, participation in the Offer, including such costs as attorney's fees and other expenses incurred in litigating claims related to participation in the Offer and that the term damages, as used in this waiver, includes any damages related to claims or causes of action arising out of, or relating to, participation in the Offer, including personal economic losses or other liabilities related to, or resulting from, my decision to participate in the Offer, as such terms relate to claims otherwise within the scope of this release.

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I DO NOT accept the offer to exchange options

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This Election Form is being submitted to replace a previously submitted Election Form or Notice of Withdrawal.

Date:
Optionee Signature
Name:		Email Address:

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  Exhibit (a)(1)(B)